Exhibit 10.10

EXECUTION VERSION

TERM LOAN CREDIT FACILITY

PLEDGE AND SECURITY AGREEMENT

dated as of January 14, 2011

among

CEDAR I MERGER SUB, INC.,

as a Grantor

and

EACH OF THE OTHER GRANTORS

FROM TIME TO TIME PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent

EXHIBIT A	—	PLEDGE SUPPLEMENT
EXHIBIT B	—	[RESERVED]
EXHIBIT C	—	COUNTERPART AGREEMENT
EXHIBIT D	—	DEPOSIT ACCOUNT CONTROL AGREEMENT
EXHIBIT E	—	FORM OF PATENT SECURITY AGREEMENT
EXHIBIT F	—	FORM OF COPYRIGHT SECURITY AGREEMENT
EXHIBIT G	—	FORM OF TRADEMARK SECURITY AGREEMENT

-ii-

This TERM LOAN CREDIT FACILITY PLEDGE AND SECURITY AGREEMENT, dated as of January 14, 2011 (this “Agreement”), by CEDAR I MERGER SUB, INC. (“Merger Sub” and, at any time prior to the consummation of the Merger (as defined below), the “Borrower”), a Delaware corporation to be merged with and into CommScope, Inc., a Delaware corporation (the “Company” and, upon and at any time after the consummation of the Merger, the “Borrower”), the Company, and EACH OF THE UNDERSIGNED, whether as an original signatory hereto or as an Additional Grantor (as herein defined) (together with the Borrower, each, a “Grantor”) in favor of JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as collateral agent and as administrative agent for the Secured Parties (as defined in the Credit Agreement (as defined below)) (in such capacity as collateral agent, the “Collateral Agent”).

RECITALS:

WHEREAS, Merger Sub, the Company, Cedar I Holding Company, Inc., a Delaware corporation (“Holdings”), the lenders party thereto from time to time (the “Lenders”), JPMorgan, as administrative agent and collateral agent, have entered into the Term Loan Credit Agreement, dated as of the date hereof (as it may be amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of October 26, 2010, among the Company, Holdings, and Merger Sub, as amended up to and including the Closing Date (the “Merger Agreement”), Merger Sub will be merged with and into the Company in accordance with the terms thereof (the “Merger”), with (i) the consideration for the Merger being paid, (ii) the Company surviving as a wholly owned Subsidiary of Holdings and (iii) the Company assuming by operation of law and pursuant to the Merger Agreement all of the Obligations of the Merger Sub under this Agreement and the other Loan Documents (all references herein and in the other Loan Documents to the “Borrower” shall thereupon be deemed to be references to the Company).

WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders as set forth in the Credit Agreement, each Grantor has agreed to secure such Grantor’s obligations under the Loan Documents, as set forth herein;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, each Grantor hereby agrees with the Collateral Agent as follows:

SECTION 1. DEFINITIONS; GRANT OF SECURITY.

1.1 Credit Agreement Definitions. Unless otherwise defined herein, capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

1.2 UCC Definitions. Terms used herein without definition that are defined in the UCC have the meanings given to them in the UCC, including the following terms (which are capitalized herein):

“Account Debtor”

“Accounts”

“Certificated Security”

“Chattel Paper”

“Commercial Tort Claims”

“Commodities Accounts”

“Deposit Accounts”

“Documents”

“Equipment”

“Financial Asset”

“General Intangibles”

“Goods”

“Instruments”

“Inventory”

“Investment Property”

“Letter of Credit Right”

“Money”

“Proceeds”

“Record”

“Securities Accounts”

“Securities Entitlement”

“Securities Intermediary”

“Supporting Obligations”

“Uncertificated Security”

1.3 General Definitions. In this Agreement, the following terms shall have the following meanings:

“Additional Grantor” shall have the meaning assigned in Section 5.2.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Borrower” shall have the meaning set forth in the preamble hereto.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Proceeds” shall have the meaning assigned in Section 7.8.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Collateral” shall have the meaning assigned in Section 2.1.

“Collateral Account” shall mean any account established by the Collateral Agent.

“Collateral Agent” shall have the meaning set forth in the preamble hereto.

“Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Control Agreement” shall mean collectively, each Deposit Account Control Agreement and each Securities Account Control Agreement.

“Copyright Licenses” shall mean any and all written agreements providing for the granting of any right in or to Copyrights (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 11(c) to the Perfection Certificate (as such schedule may be amended or supplemented from time to time).

“Copyrights” shall mean (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any foreign counterparts thereof and the registrations, recordings and applications referred to in Schedule 11(b) to the Perfection Certificate (as such schedule may be amended or supplemented from time to time), and (ii) the right to obtain all renewals thereof.

“Credit Agreement” shall have the meaning set forth in the recitals hereto.

“Deposit Account Control Agreement” shall mean a letter agreement substantially in the form of Exhibit D (or such other form as may be reasonably agreed to by the Collateral Agent), as it may be amended, supplemented, restated, replaced or otherwise modified from time to time, executed by the relevant Grantor, the Collateral Agents (as defined therein) and the relevant financial institution.

“Discharge of ABL Obligations” shall have the meaning set forth in the Intercreditor Agreement.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Excluded Accounts” means the deposit, securities and commodities accounts of each Grantor that are either (x) payroll, disbursement or other fiduciary accounts or (y) other accounts as long as the aggregate balance for all Grantors in all such other accounts does not exceed $7.0 million at any time.

“Excluded Assets” means the collective reference to:

(1) any interest in leased real property;

(2) any fee interest in owned real property if the fair market value of such fee interest is less than $5,000,000;

(3) any property or asset to the extent that the grant of a security interest in such property or asset is prohibited by any Contractual Obligation, applicable law, rule or regulation or requires a consent not obtained of any third party or governmental authority pursuant to any Contractual Obligation, applicable law, rule or regulation;

(4) those assets that would constitute ABL Collateral but as to which the ABL Collateral Agent does not require a lien or security interest;

(5) Subject Property;

(6) any assets or property of the Borrower or any Restricted Subsidiary that is subject to a Lien under clause (6) of the definition of “Permitted Liens”) or capital lease permitted under this Agreement to the extent the documents relating to such Lien or capital lease would not permit such assets or property to be subject to the Liens created under the Collateral Documents; provided that immediately upon the termination of any such restriction, such assets or property shall cease to be an “Excluded Asset”; and

(7) any vehicles and any other assets subject to certificate of title;

(8) any intellectual property, including any United States intent-to-use trademark applications, to the extent and for so long as the creation of a security interest therein would invalidate the Borrower’s or such Guarantor’s right, title or interest therein;

(9) assets to the extent a security interest in such assets would result in costs or consequences (including material adverse tax consequences (including as a result of the operation of Section 956 of the Code or any similar law, rule or regulation in any applicable jurisdiction)) as reasonably determined by the Borrower in writing delivered to the Collateral Agent with respect to the granting or perfecting of a security interest that is excessive in view of the benefits to be obtained by the Secured Parties;

(10) Excluded Capital Stock;

(11) Excluded Accounts;

(12) Letter-of-credit rights with a value not in excess of $10,000,000 (except for letter-of-credit rights that are perfected by filing UCC financing statements);

(13) Commercial tort claims with a value not in excess of $10,000,000; and

(14) proceeds and products from any and all of the foregoing excluded collateral described in clauses (1) through (13), unless such proceeds or products would otherwise constitute Term Loan Collateral;

provided, however, that Excluded Assets will not include (a) any proceeds, substitutions or replacements of any Excluded Assets referred to in clause (3) (unless such proceeds, substitutions or replacements would otherwise constitute Excluded Assets) or (b) any asset of the Borrower or the Guarantors that secures obligations with respect to ABL Debt.

“Excluded Capital Stock” shall (a) any Capital Stock with respect to which the Borrower reasonably determines in writing delivered to the Collateral Agent that the costs (including any costs resulting from adverse tax consequences) of pledging such Capital Stock shall be excessive in view of the benefits to be obtained by the Lenders therefrom and (b) (1) solely in the case of any pledge of Capital Stock of any Subsidiary that either is a CFC or a Domestic Subsidiary that has no material assets other than the stock of CFCs to secure the Obligations, any Capital Stock that is Voting Stock of such Subsidiary in excess of 65% of the outstanding voting Capital Stock of such class, (2) any Capital Stock to the extent the pledge thereof would be prohibited by any applicable law, rule or regulation or contractual obligation existing on the Closing Date or on the date such Capital Stock is acquired by the Borrower or a Guarantor or on the date the issuer of such Capital Stock is created, (3) the Capital Stock of any Subsidiary that is not wholly owned by the Borrower and the Guarantors at the time such Subsidiary becomes a Subsidiary (for so long as such Subsidiary remains a non-wholly owned Subsidiary) to the extent the pledge of such Capital Stock by the Borrower or Guarantor is prohibited by the terms of such Subsidiary’s organizational or joint venture documents, (4) the Capital Stock of any Immaterial Subsidiary, (5) the Capital Stock of any Subsidiary of a CFC and the Capital Stock of any Subsidiary that has no material assets other than stock of CFCs, (6) any Capital Stock of a Subsidiary to the extent the pledge of such Capital Stock would result in adverse tax consequences to the Borrower or its Subsidiaries, as reasonably determined by the Borrower and (7) the Capital Stock of any Unrestricted Subsidiary.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory or the District of Columbia thereof and any direct or indirect Subsidiary of such Restricted Subsidiary.

“Grantor” shall have the meaning set forth in the preamble hereto.

“Holdings” shall mean Cedar I Holding Company, Inc., or any successor thereof.

“Intellectual Property” shall mean, collectively, all rights, priorities and privileges of any Grantor relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, Trade Secrets, Trade Secret Licenses and Internet domain names, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Security Agreements” shall mean, collectively, those certain agreements, substantially in the form of Exhibit E, Exhibit F and Exhibit G, in each case, executed by the relevant Grantor and the Collateral Agent, as it may be amended, supplemented or otherwise modified from time to time.

“Investment Accounts” shall mean the Collateral Account, Securities Accounts, Commodities Accounts and Deposit Accounts.

“Investment Related Property” shall mean: (i) all Investment Property and (ii) all of the following (regardless of whether classified as investment property under the UCC): all Pledged Equity Interests, Pledged Debt, the Investment Accounts and certificates of deposit.

“Lenders” shall have the meaning set forth in the recitals hereto.

“Material Intellectual Property” means Intellectual Property owned by or licensed to a Grantor and material to the conduct of any Grantor’s business.

“Patent Licenses” shall mean all written agreements providing for the grant by or to any Grantor of any right to manufacture, have manufactured, use, import, sell or offer for sale any invention covered in whole or in part by a Patent, including, without limitation, each agreement referred to in Schedule 11(c) to the Perfection Certificate (as such schedule may be amended or supplemented from time to time).

“Patents” shall mean (i) all letters patent of the United States, any other country or any political subdivision thereof and all reissues and extensions thereof, (ii) all applications for letters patent of the United States or any other country and all divisionals, continuations and continuations-in-part thereof and (iii) all rights to obtain any reissues, continuations or continuations-in-part of the foregoing; including, with respect to (i) and (ii) each letter patent and patent application referred to in Schedule 11(a) to the Perfection Certificate (as such schedule may be amended or supplemented from time to time).

“Perfection Certificate” has the meaning specified in Section 4.1(a)(ii) hereof.

“Pledge Supplement” shall mean any supplement to this agreement in substantially the form of Exhibit A.

“Pledged Collateral” means, collectively, the Pledged Equity Interests, Pledged Debt, any other Investment Property of any Grantor (other than Investment Property whose value, does not exceed $10,000,000 individually or $10,000,000 in the aggregate), all Chattel Paper, certificates or other Instruments representing any of the foregoing and all Security Entitlements of any Grantor in respect of any of the foregoing. Pledged Collateral may be General Intangibles, Instruments or Investment Property.

“Pledged Debt” shall mean all Indebtedness owed to such Grantor, including, without limitation, all Indebtedness described on Schedule 10 to the Perfection Certificate under the heading “Pledged Debt” (as such schedule may be amended or supplemented from time to time), issued by the obligors named therein, the instruments evidencing such Indebtedness, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.

“Pledged Equity Interests” shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests.

“Pledged LLC Interests” shall mean all interests in any limited liability company including, without limitation, all limited liability company interests listed on Schedule 9 to the Perfection Certificate under the heading “Pledged LLC Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company or on the books and records of any Securities Intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests.

“Pledged Partnership Interests” shall mean all interests in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on Schedule 9 to the Perfection Certificate under the heading “Pledged Partnership Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership or on the books and records of any Securities Intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests.

“Pledged Stock” shall mean all shares of capital stock owned by such Grantor, including, without limitation, all shares of capital stock described on Schedule 9 to the Perfection Certificate under the heading “Pledged Stock” (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares or on the books of any Securities Intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.

“Pledged Trust Interests” shall mean all interests in a Delaware business trust or other trust including, without limitation, all trust interests listed on Schedule 9 to the Perfection Certificate under the heading “Pledged Trust Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such trust interests and any interest of such Grantor on the books and records of such trust or on the books and records of any Securities Intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests.

“Receivables” shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or transferred, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all of Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

“Receivables Records” shall mean (i) all copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of Grantor or any computer bureau or agent from time to time acting for Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or secured parties, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or non-written forms of information related in any way to the foregoing or any Receivable.

“Secured Obligations” shall have the meaning assigned in Section 3.1.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Account Control Agreement” shall mean a letter agreement in such form as may be agreed to by the Collateral Agent, as it may be amended, supplemented or otherwise modified from time to time, executed by each Grantor, the Collateral Agents (as defined therein) and the relevant Approved Securities Intermediary.

“Trademark Licenses” shall mean any and all agreements providing for the granting of any right to use any Trademarks (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 11(c) to the Perfection Certificate (as such schedule may be amended or supplemented from time to time).

“Trademarks” shall mean (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and, in each case, all goodwill associated therewith, whether now existing or hereafter adopted or acquired, all registrations and recordings thereof and all applications in connection therewith, in each case whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including each registration, recording and application referred to in Schedule 11(a) to the Perfection Certificate (as such schedule may be amended or supplemented from time to time) and all common-law rights related thereto, and (ii) the right to obtain all renewals thereof.

“Trade Secret Licenses” shall mean any and all agreements providing for the granting of any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder).

“Trade Secrets” shall mean (A) all trade secrets and (B) all other confidential or proprietary information and know-how relating to the design, manufacture, assembly, installation, use, operation, marketing, sale and/or servicing of any products or business of any Grantor whether or not such trade secret, information or know-how has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such trade secret, information or know-how, including but not limited to: (i) the right to sue for past, present and future misappropriation or other violation of any such trade secret, information or know-how and (ii) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect from time to time in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“United States” shall mean the United States of America.

“Voting Stock” shall mean, as to any issuer, the issued and outstanding shares of each class of capital stock or other ownership interests of such issuer entitled to vote (within the meaning of Treasury Regulations § 1.956-2(c)(2)).

1.4 Interpretation. References to “Sections,” “Exhibits” and “Schedules” shall be to Sections, Exhibits and Schedules, as the case may be, of this Agreement unless otherwise specifically provided. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC. Unless the prior written consent of the Required Lenders is required hereunder for an amendment, restatement, supplement or other modification to any agreement and such consent is not obtained, references in this Agreement to any agreement shall be to such agreement as so amended, restated, supplemented or modified.

SECTION 2. GRANT OF SECURITY.

2.1 Grant of Security. Each Grantor hereby grants to the Collateral Agent for the benefit of the Secured Parties a security interest in all of such Grantor’s right, title and interest in, to and under all of the following personal property of such Grantor, in each case whether now owned or existing or hereafter acquired or arising and wherever located (all of which being hereinafter collectively referred to as the “Collateral”):

(a) Accounts;

(b) Chattel Paper;

(c) Deposit Accounts;

(d) Documents;

(e) Equipment;

(f) General Intangibles;

(g) Goods;

(h) Instruments;

(i) Inventory;

(j) Intellectual Property;

(k) Investment Related Property;

(l) Letter of Credit Rights;

(m) Money;

(n) Receivables and Receivable Records;

(o) Commercial Tort Claims listed on Schedule 12 to the Perfection Certificate and on any supplement thereto received by the Collateral Agent pursuant to Section 4.9(b);

(p) to the extent not otherwise included above, all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing;

(q) all personal property of any Grantor held by the Collateral Agent or any other Secured Party, including all property of every description, in the possession or custody of or in transit to the Collateral Agent or such Secured Party for any purpose, including safekeeping, collection or pledge, for the account of such Grantor or as to which such Grantor may have any right or power;

(r) all other Goods and personal property of such Grantor, whether tangible or intangible and wherever located; and

(s) to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

2.2 Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest granted under Section 2.1 hereof attach to Excluded Assets.

SECTION 3. SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.

3.1 Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) (and any successor provision thereof)), of all Obligations of every Grantor (the “Secured Obligations”).

3.2 Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (a) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any other Secured Party, (b) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, and (c) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, in each case, unless the Collateral Agent becomes the absolute owner of such Collateral pursuant to the exercise of remedies under Section 7.

SECTION 4. REPRESENTATIONS AND WARRANTIES AND COVENANTS.

4.1 Generally.

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date, that:

(i) it has rights in and the power to transfer each item of the Collateral as and when it obtains an interest therein and upon which it purports to grant a Lien hereunder, free and clear of any and all Liens other than Permitted Liens;

(ii) set forth on Schedule 1(a) to the Perfection Certificate, dated as of the date hereof, executed and delivered to the Collateral Agent by the Borrower pursuant to the Credit Agreement (the “Perfection Certificate”) with respect to each Grantor is: (w) the type of organization of such Grantor, (x) the jurisdiction of organization of such Grantor, (y) the organizational identification number of such Grantor;

(iii) the full legal name of such Grantor is as set forth on Schedule 1(a) to the Perfection Certificate and it has not done in the last five (5) years preceding the date hereof, and does not do, as of the date hereof, business under any other corporate or organizational name except for those names set forth on Schedule 1(a) or 1(b) to the Perfection Certificate;

(iv) except as provided on Schedule 1(b) or (c) to the Perfection Certificate it has not changed its name, jurisdiction of organization, chief executive office or sole place of business (or principal residence if such Grantor is a natural person) or its corporate form within the five (5) years preceding the date hereof;

(v) set forth on Schedule 2 to the Perfection Certificate the jurisdiction where the chief executive office or sole place of business, as the case may be, of such Grantor is located;

(vi) in the case of each Grantor, the representations and warranties set forth in Section 5.20 of the Credit Agreement to the extent they refer to such Grantor or to the Loan Documents to which such Grantor is a party, which are hereby incorporated herein by reference, are true and correct in all material respects, and the Collateral Agent and each other Secured Party shall be entitled to rely on each of them as if they were fully set forth herein.

(vii) the fair market value of Collateral that constitutes, or is the Proceeds of, “farm products” (as defined in the UCC) does not exceed $10,000,000 in the aggregate;

(viii) the fair market value of Collateral that is “as extracted collateral” (as defined in the UCC) and any timber to be cut does not exceed $10,000,000 in the aggregate; and

(ix) no Pledged Debt (other than promissory notes with a face amount not in excess of $10,000,000 in the aggregate issued in connection with the extension of trade credit by any Grantor in the ordinary course of business) in excess of $10,000,000 in the aggregate is evidenced by any Instrument or Chattel Paper that has not been delivered to the Collateral Agent, properly endorsed for transfer, to the extent delivery is required by Section 4.4.

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees:

(i) that, except for the security interest created by this Agreement, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, except Permitted Liens, and such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 5.20 of the Credit Agreement; and

(ii) to deliver to the Collateral Agent after the occurrence of any of the changes described in Section 6.12(a) of the Credit Agreement, a completed Pledge Supplement, duly executed by such Grantor, together with all applicable supplements to Schedules thereto, in each case, within the time period set forth therein.

4.2 [Reserved].

4.3 Receivables.

(a) Representations and Warranties. Subject to the Intercreditor Agreement, each Grantor represents and warrants, on the Closing Date, that no Receivables in excess of $10,000,000 in the aggregate is evidenced by, or constitutes, an Instrument or Chattel Paper which has not been delivered to, or otherwise subjected to the control of, the Collateral Agent to the extent required by, and in accordance with Section 4.3(b) or Section 4.5.

(b) Delivery and Control of Electronic Chattel Paper Relating to Receivables. During the continuance of an Event of Default and upon the request of the Collateral Agent, but subject to the Intercreditor Agreement, with respect to any Receivables in excess of $10,000,000 in the aggregate which would constitute “electronic chattel paper” under Article 9 of the UCC (but not otherwise required to be delivered or subjected to the control of the Collateral Agent pursuant to Section 4.5 hereof), each Grantor shall take all necessary steps to give the Collateral Agent control over such Receivables (within the meaning of Section 9-105 of the UCC): (i) with respect to any such Receivables in existence on the date hereof, to the extent required by the Credit Agreement and (ii) with respect to any such Receivables hereafter arising, within twenty (20) Business Days (or such longer period as the Collateral Agent may agree) of such Grantor acquiring rights therein.

4.4 Investment Related Property.

(a) Representations and Warranties. Each Grantor represents and warrants on the Closing Date that:

(i) as of the Closing Date, Schedules 9(a) and 9(b) to the Perfection Certificate set forth under the headings “Pledged Stock,” “Pledged LLC Interests,” “Pledged Partnership Interests” and “Pledged Trust Interests,” respectively, all of the Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests owned by any Grantor and such Pledged Equity Interests of the Borrower or any Restricted Subsidiary constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective the Borrower or such Restricted Subsidiary indicated on such Schedules 9(a) and 9(b) to the Perfection Certificate;

(ii) all of the Pledged Equity Securities, to the extent the issuer of such Pledged Equity Securities is, or becomes, a Subsidiary of Holdings, has been, in the case of Pledged Stock, duly authorized, validly issued and is fully paid and nonassessable (in each case, to the extent such concepts are applicable);

(iii) without limiting the generality of Section 5.20 of the Credit Agreement, no consent required by the Organizational Documents of any Person (excluding any joint ventures) including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation or perfection of the security interest of the Collateral Agent in any Pledged Equity

Interests (to the extent issued by a Grantor), the first priority status (with respect to Term Loan Collateral) and second priority status (with respect to ABL Collateral), the status of the security interest of the Collateral Agent in the Pledged Equity Interests (to the extent issued by a Grantor), or the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof; and

(iv) Schedule 10 to the Perfection Certificate sets forth under the heading “Pledged Debt” all of the Pledged Debt (other than promissory notes with a face amount not in excess of $10,000,000 in the aggregate issued in connection with the extension of trade credit by any Grantor in the ordinary course of business) in excess of $10,000,000 in the aggregate owned by any Grantor.

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that:

(i) in the event such Grantor receives any dividends, interest or distributions on any Investment Related Property, or any securities or other property upon the merger, consolidation, liquidation or dissolution of any issuer of any Investment Related Property, then such dividends, interest or distributions and securities or other property (except to the extent constituting Excluded Capital Stock or Excluded Assets) shall be included in the definition of Collateral without further action;

(ii) each Grantor consents to the grant by each other Grantor of a security interest in all Investment Related Property constituting Collateral hereunder to the Collateral Agent and, without limiting the foregoing, consents to the transfer of any Pledged Partnership Interest and any Pledged LLC Interest, in each case to the extent constituting Collateral hereunder, to the Collateral Agent or its nominee following the occurrence and during the continuance of an Event of Default and to the substitution of the Collateral Agent or its nominee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto;

(iii) each Grantor agrees that it shall not grant “control” (within the meaning of such term under Article 9-106 of the UCC) over any Investment Related Property to any Person other than the Collateral Agent (except to the extent permitted by the Credit Agreement, including without limitation, with respect to any Investment Related Property that is subject to a Permitted Lien).

(c) Delivery and Control. Subject to the Intercreditor Agreement, with respect to any Investment Related Property of any Grantor constituting Collateral in an amount in excess of $10,000,000 (which limitation shall not apply to any Equity Interests in Subsidiaries) that is (A) (represented by a certificate or an Instrument (other than any Investment Related Property credited to a Securities Account), such Grantor shall cause such certificate or Instrument to be delivered to the Collateral Agent, indorsed in blank by an “effective indorsement” (as defined in Section 8-107 of the UCC) or (B) an Uncertificated Security (other than any Uncertificated Securities credited to a Securities Account), such Grantor shall cause the issuer of such Uncertificated Security to register the Collateral Agent as the registered owner thereof on the books and records of the issuer. In the event any such Investment Related Property is acquired after the date hereof, the applicable Grantor shall deliver to the Collateral Agent a completed Pledge Supplement, duly executed by such Grantor, together with all applicable supplements to Schedules thereto, reflecting such new Investment Related Property, in each case, to the extent otherwise required by the Credit Agreement; provided, that it is understood and agreed that, notwithstanding the foregoing, the security interest of the Collateral Agent shall attach to all Investment Related Property constituting Collateral immediately upon any Grantor’s acquisition of rights therein and shall not be affected by the failure of any Grantor to deliver a Pledge Supplement as required hereby. Notwithstanding anything to the contrary in the foregoing, in no event shall any Grantor be required to deliver any certificates or Instruments evidencing any Excluded Capital Stock or Excluded Assets pursuant to this Section 4.4(c).

(d) Voting and Distributions. So long as no Event of Default shall have occurred and be continuing and such Grantor has received notice from the Collateral Agent to refrain from doing so, each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property or any part thereof.

4.5 Delivery of Instruments and Chattel Paper. Subject to the Intercreditor Agreement, if any amount in excess of $10,000,000 payable under or in connection with any Collateral owned by any Grantor shall be or become evidenced by an Instrument or Chattel Paper, such Grantor shall promptly deliver such Instrument or Chattel Paper to the Collateral Agent, duly indorsed in a manner reasonably satisfactory to the Collateral Agent, or, if requested by the Collateral Agent after the occurrence and during the continuance of an Event of Default, shall mark all such Instruments and Chattel Paper with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of JPMorgan Chase Bank, N.A., as Collateral Agent.”

4.6 Investment Accounts.

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date that:

(i) Schedule 13 to the Perfection Certificate sets forth under the headings “Securities Accounts” and “Commodities Accounts,” respectively, all of the Securities Accounts and Commodities Accounts in which each Grantor has an interest. Each Grantor is the sole entitlement holder of each such Securities Account and Commodity Account, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Collateral Agent pursuant hereto and, subject to the Intercreditor Agreement, the ABL Collateral Agent) having “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over, or any other interest in (other than Permitted Liens), any such Securities Account or Commodity Account or securities or other property credited thereto; and

(ii) Schedule 13 to the Perfection Certificate sets forth under the headings “Deposit Accounts” all of the Deposit Accounts in which each Grantor has an interest. Each Grantor is the sole account holder of each such Deposit Account, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Collateral Agent pursuant hereto and, subject to the Intercreditor Agreement, the ABL Collateral Agent) having either sole dominion and control (within the meaning of common law) or “control” (within the meanings of Section 9-104 of the UCC) over, or any other interest in (other than Permitted Liens), any such Deposit Account or any money or other property deposited therein.

(b) Delivery and Control

(i) Except as otherwise permitted under the Credit Agreement (including, without limitation, with respect to any Investment Related Property subject to a Permitted Lien), no Grantor shall grant “control” (within the meaning of such term under Article 9-106 of the UCC) over any Investment Related Property to any Person other than the Collateral Agent or its nominee, and, subject to the Intercreditor Agreement, the ABL Collateral Agent.

(ii) Upon entering into a Deposit Account Control Agreement covering a Deposit Account, the Collateral Agent will have a security interest in each such Deposit Account (other than the Excluded Accounts), which security interest is perfected by Control. So long as any ABL Debt is outstanding and similar requirements on the Grantors exist with respect thereto, no Grantor shall hereafter establish and maintain any Deposit Account (other than any Excluded Account) unless (1) such Bank shall be reasonably acceptable to the Collateral Agent and (2) such Bank and such Grantor shall promptly enter into and deliver to the Collateral Agent a Deposit Account Control Agreement with respect to such Deposit Account. The Collateral Agent agrees with each Grantor that the Collateral Agent shall not give any instructions directing the disposition of funds from time to time credited to any Deposit Account or withhold any withdrawal rights from such Grantor with respect to funds from time to time credited to any Deposit Account (A) at any time, in the case of an Excluded Account, and (B) unless an Event of Default has occurred and is continuing. Each Grantor agrees that once the Collateral Agent sends an instruction or notice to a Bank exercising its Control over any Deposit Account (that is not any Excluded Account)) such Grantor shall not give any instructions or orders with respect to such Deposit Account including, without limitation, instructions for distribution or transfer of any funds in such Deposit Account.

(iii) Upon entering into an applicable Control Agreement covering a Securities Account or Commodity Account, the Collateral Agent will have a security interest in each such Securities Account and Commodity Account, which security interest is perfected by Control. So long as any ABL Debt is outstanding and similar requirements on the Grantors exist with respect thereto, no Grantor shall hereafter establish and maintain any Securities Account or Commodity Account with any Securities Intermediary or Commodity Intermediary unless (1) such Securities Intermediary or Commodity Intermediary shall be reasonably acceptable to the Collateral Agent and (2) such Securities Intermediary or Commodity Intermediary, as the case may be, and such Grantor shall promptly enter into and deliver a Control Agreement with respect to such Securities Account or Commodity Account, as the case may be. The Collateral Agent agrees with each Grantor that the Collateral Agent shall not give any Entitlement Orders or instructions or directions to any issuer of uncertificated securities, Securities Intermediary or Commodity Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Grantor, unless an Event of Default has occurred and is continuing or, after giving effect to any such investment and withdrawal rights, would occur. Each Grantor agrees that once the Collateral Agent sends an instruction or notice to a Securities Intermediary or Commodity Intermediary exercising its Control over any Securities Account and Commodity Account such Grantor shall not give any instructions or orders with respect to such Securities Account and Commodity Account including, without limitation, instructions for investment, distribution or transfer of any Investment Property or financial asset maintained in such Securities Account or Commodity Account.

(iv) As between the Collateral Agent and the Grantors, the Grantors shall bear the investment risk with respect to the Investment Property and Pledged Securities, and the risk of loss of, damage to, or the destruction of the Investment Property and Pledged Securities, whether in the possession of, or maintained as a Security Entitlement or deposit by, or subject to the Control of, the Collateral Agent, a Securities Intermediary, a Commodity Intermediary, any Grantor or any other person.

4.7 Letter of Credit Rights.

Each Grantor hereby represents and warrants, on the Closing Date that all letters of credit with a face amount in excess of $10,000,000 to which such Grantor has rights are listed on Schedule 14 to the Perfection Certificate.

4.8 Intellectual Property.

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date that, except as could not reasonably be expected to have a Material Adverse Effect, no settlements or consents, covenants not to sue, non-assertion assurances, or releases have been entered into by Grantor or to which Grantor is bound that materially and adversely affect Grantor’s rights to own or use any Material Intellectual Property.

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees as follows:

(i) except where such act or failure to omission could not reasonably be expected to have a Material Adverse Effect, it shall not do any act or omit to do any act whereby any of the Material Intellectual Property of such Grantor may lapse, or become abandoned, dedicated to the public, invalid, or unenforceable, or placed in the public domain, or, in the case of a Trade Secret, lose its competitive value, or which would adversely affect the validity, grant, or enforceability of the security interest granted therein;

(ii) except as could not reasonably be expected to have a Material Adverse Effect, it shall not, with respect to any Trademarks constituting Material Intellectual Property, cease the use of any of such Trademarks or fail to maintain the level of the quality of products sold and services rendered under any of such Trademark at a level at least substantially consistent with the quality of such products and services as of the date hereof, and each Grantor shall take all steps necessary to insure that licensees of such Trademarks use such consistent standards of quality;

(iii) except where such failure to register could not reasonably be expected to have a Material Adverse Effect, it shall, promptly following the creation or acquisition of any Copyrightable work constituting Material Intellectual Property, apply to register the Copyright in the United States Copyright Office;

(iv) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, it shall promptly notify the Collateral Agent if it knows that any item of Material Intellectual Property may become (x) abandoned or dedicated to the public or placed in the public domain, (y) invalid or unenforceable, or (z) subject to any adverse determination or development (including the institution of proceedings) in any action or proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any state registry;

(v) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, it shall take all reasonable steps in the United States Patent and Trademark Office, the United States Copyright Office or any state registry, to pursue any application and maintain any registration of each Trademark, Patent, and Copyright owned by any Grantor and material to its business which is now or shall become included in the Material Intellectual Property including, but not limited to, those items on Schedules 11(a), 11(b), and 11(c) to the Perfection Certificate (as such schedules may be amended or supplemented from time to time);

(vi) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, in the event that any Material Intellectual Property owned by or exclusively licensed to any Grantor is or has been infringed, misappropriated, or diluted by a third party, such Grantor shall promptly take all reasonable actions to stop such infringement, misappropriation, or dilution and protect its rights in such Material Intellectual Property including, but not limited to, the initiation of a suit for injunctive relief and to recover damages;

(vii) except as could not reasonably be expected to have a Material Adverse Effect, it shall not (and shall not permit any licensee or sublicensee thereof under its control to) (A) do any act or omit to do any act whereby any portion of the Copyrights may become invalidated or otherwise impaired and (B) do any act or omit to do any act whereby any portion of the Copyrights may fall into the public domain;

(viii) except as could not reasonably be expected to have a Material Adverse Effect, it shall not (nor shall the licensees or sublicensees under its control) do any act that uses any Material Intellectual Property to infringe, misappropriate, or violate the intellectual property rights of any other Person; and

(ix) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, it shall take all steps reasonably necessary to protect the secrecy of all Trade Secrets, including, without limitation, entering into confidentiality agreements with employees and labeling and restricting access to secret information and documents.

4.9 Commercial Tort Claims.

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date that Schedule 12 to the Perfection Certificate sets forth all Commercial Tort Claims of each Grantor on and as of the Closing Date in excess of $10,000,000 individually.

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that if it shall acquire any interest in any Commercial Tort Claim in excess of $10,000,000 individually (whether from another Person or because such Commercial Tort Claim shall have come into existence) hereafter arising (i) it shall deliver, at such time as it is required to deliver a Compliance Certificate pursuant to Section 6.02(b) of the Credit Agreement, to the Collateral Agent a notice of the existence and nature of such Commercial Tort Claim, along with a completed Pledge Supplement, duly executed by such Grantor, together with all applicable supplements to Schedules thereto, identifying such new Commercial Tort Claims, (ii) the provisions of Section 2.1 shall apply to such Commercial Tort Claim and (iii) such Grantor shall authenticate and deliver to the Collateral Agent in form and substance reasonably satisfactory to the Collateral Agent, an appropriately completed UCC-1 financing statement with respect to such Commercial Tort Claims to the extent the Collateral Agent deems necessary to obtain, on behalf of the Secured Parties, a perfected security interest in all such Commercial Tort Claims having the priority specified in the Intercreditor Agreement.

SECTION 5. FURTHER ASSURANCES; ADDITIONAL GRANTORS.

5.1 Further Assurances.

(a) Each Grantor agrees that from time to time, at the expense of such Grantor, that it shall promptly execute and deliver all further instruments and documents to the extent necessary to comply with Section 6.14 of the Credit Agreement. Without limiting the generality of the foregoing, each Grantor shall:

(i) file such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby;

(ii) upon the reasonable request by the Collateral Agent, allow inspection of the Collateral by the Collateral Agent, or persons designated by the Collateral Agent, in accordance with the Credit Agreement; and

(iii) upon the occurrence and during the continuance of any Event of Default, at the Collateral Agent’s reasonable request, appear in and defend any action or proceeding that may affect such Grantor’s interest in or the Collateral Agent’s security interest in all or any part of the Collateral (other than any action or proceeding involving the holder of a Permitted Lien, solely to the extent related to the Collateral that is the subject of such Permitted Lien).

(b) Irrespective of any request by the Collateral Agent or any Lender pursuant to Section 6.14 of the Credit Agreement, and subject to the limitation of Section 6.12 of the Credit Agreement, each Grantor shall take all actions necessary to ensure the recordation of appropriate evidence of the liens and security interest granted hereunder in the Intellectual Property with any intellectual property registry in which said Intellectual Property is registered or in which an application for registration is pending including, without limitation, the United States Patent and Trademark Office, the United States Copyright Office, the various Secretaries of State and the foreign counterparts on any of the foregoing;

(c) Each Grantor hereby authorizes the Collateral Agent and its Affiliates, counsel and other representatives, at any such time and from time to time, to file a Record or Records, including, without limitation, financing or continuation statements, and amendments thereto or any other filing or recording documents or instruments with respect to the Collateral, in any jurisdictions and with any filing offices as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect or otherwise protect the security interest granted to the Collateral Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein, including, without limitation, describing such property as “all assets” or “all personal property, whether now owned or hereafter acquired, developed or created” or words of similar effect. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

(d) Each Grantor hereby authorizes the Collateral Agent to modify this Agreement after obtaining such Grantor’s approval of or signature to such modification by amending Schedule 11(a), 11(b), or 11(c) to the Perfection Certificate, as applicable (as such schedules may be amended or supplemented from time to time) to include reference to any right, title or interest in any existing Intellectual Property or any Intellectual Property acquired or developed by any Grantor after the execution hereof or to delete any reference to any right, title or interest in any Intellectual Property in which any Grantor no longer has or claims any right, title or interest.

5.2 Additional Grantors. From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”), by executing a Counterpart Agreement in the form attached hereto as Exhibit C. Upon delivery of any such Counterpart Agreement to the Collateral Agent, notice of which is hereby waived by Grantors, each

Additional Grantor shall be a Grantor and shall be as fully a party hereto as if Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Collateral Agent not to cause any Subsidiary of the Borrower to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 6. COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.

6.1 Power of Attorney.

(a) Subject to the terms of the Intercreditor Agreement, each Grantor hereby irrevocably appoints the Collateral Agent and any officer or agent thereof (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary or advisable, in each case without notice to or assent by such Grantor, to accomplish the purposes of this Agreement, including, without limitation, the following:

(i) upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to the Credit Agreement or otherwise deemed necessary by the Collateral Agent to preserve the value of the Collateral;

(ii) upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(iii) upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (ii) above;

(iv) upon the occurrence and during the continuance of any Event of Default, to (A) file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral and (B) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral and settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate;

(v) upon the occurrence and during the continuance of any Event of Default, direct any party liable for any payment under any Collateral to make payment of any moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent may direct;

(vi) upon the occurrence and during the continuance of any Event of Default, to execute, in connection with any sale provided for in Section 7.1 or 7.5, any endorsement, assignment or other instrument of conveyance or transfer with respect to the Collateral;

(vii) upon the occurrence and during the continuance of an Event of Default, assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Trademark pertains) throughout the world for such term or terms, on such conditions, and in such manner as the Collateral Agent shall in its sole discretion determine, including the execution and filing of any document necessary to effectuate or record such assignment;

(viii) to prepare and file any UCC financing statements against such Grantor as debtor;

(ix) to prepare, sign, and file for recordation in any intellectual property registry, appropriate evidence of the lien and security interest granted herein in the Intellectual Property and the goodwill and General Intangibles of such Grantor relating thereto or represented thereby in the name of such Grantor as debtor;

(x) upon the occurrence and during the continuance of any Event of Default, to pay or discharge taxes and Liens (other than Permitted Liens) levied or placed on or threatened against the Collateral; and

(xi) upon the occurrence and during the continuance of an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

(b) The reasonable, out-of-pocket expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 6.1 shall be payable by such Grantor to the Collateral Agent promptly following the receipt of a reasonably detailed written invoice therefor.

(c) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.

6.2 No Duty on the Part of Collateral Agent or Secured Parties. The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their respective officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or the gross negligence or willful misconduct of their officers, directors, employees or agents.

6.3 Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Collateral Agent and the other Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 7. REMEDIES.

7.1 Generally.

(a) If any Event of Default shall have occurred and be continuing, subject to the terms of the Intercreditor Agreement, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i) require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties, whether at such Grantor’s premises or elsewhere;

(ii) peacefully enter onto the property where any Collateral is located and take possession thereof with or without judicial process;

(iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent reasonably deems necessary; and

(iv) without notice except as specified below or under the UCC, sell, assign, lease, give option or options to purchase, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof (or contract to do any of the following) in one or more parcels at public or private sale or sales, at any exchange, broker’s board, any of the Collateral Agent’s or Lender’s offices or elsewhere, for cash or on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable without assumption of any credit risk.

(b) If any Event of Default shall have occurred and be continuing, the Collateral Agent or any Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of a proposed sale or other disposition shall be required by law, at least ten (10) days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable and proper notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, each Grantor shall be liable for the deficiency and the fees and disbursements of any attorneys employed by the Collateral Agent or any other Secured Party to collect such deficiency. Nothing in this Section shall in any way alter the rights of the Collateral Agent hereunder.

(c) If any Event of Default shall have occurred and be continuing, the Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d) The Collateral Agent shall have no obligation to marshal any of the Collateral.

(e) To the extent permitted by applicable law, no Grantor shall assert, and each Grantor hereby waives, any claim against the Collateral Agent, and each of its Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings) (as opposed to direct or actual damages), whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement, arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any agreement or instrument contemplated hereby or referred to herein, the transactions contemplated hereby, or any act or omission or event occurring in connection therewith, and each Grantor hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

7.2 Application of Proceeds. Subject to the terms of the Intercreditor Agreement, if any Event of Default shall have occurred and be continuing, all proceeds received by the Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent against, the Secured Obligations in the order of priority set forth in Section 2.15 of the Credit Agreement.

7.3 Sales on Credit. If Collateral Agent sells any of the Collateral upon credit in connection with the exercise of remedies pursuant to this Section 7, Grantor will be credited only with payments actually made by purchaser and received by Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Collateral Agent may resell the Collateral and Grantor shall be credited with proceeds of the sale.

7.4 Deposit Accounts. If any Event of Default shall have occurred and be continuing, the Collateral Agent, subject to the Intercreditor Agreement, may apply the balance from any Deposit Account or instruct the bank at which any Deposit Account is maintained to pay the balance of any Deposit Account to or for the benefit of the Collateral Agent to be applied subject to the Intercreditor Agreement to the Secured Obligations in the order of priority set forth in Section 8.03 of the Credit Agreement.

7.5 Investment Related Property.

(a) If an Event of Default has occurred and is continuing, each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any Investment Related Property by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or may determine that a public sale is impracticable or not commercially reasonable and accordingly may resort to one or more private sales thereof to a restricted purchaser or group of purchasers who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it.

(b) [Intentionally Omitted].

(c) During the continuance of an Event of Default, and subject to the terms of the Intercreditor Agreement, upon notice by the Collateral Agent to the relevant Grantor or Grantors, (i) the Collateral Agent shall have the right to receive any Proceeds of the Pledged Collateral and make application thereof to the Obligations in the order set forth in the Credit Agreement and (ii) the Collateral Agent or its nominee may exercise (A) any voting, consent, corporate and other right pertaining to the Pledged Collateral at any meeting of shareholders, partners or members, as the case may be, of the relevant issuer or issuers of Pledged Collateral or otherwise and (B) any right of conversion, exchange and subscription and any other right, privilege or option pertaining to the Pledged Collateral as if it were the absolute owner thereof (including the right to exchange at its discretion any of the Pledged Collateral upon the merger, amalgamation, consolidation, reorganization, recapitalization or other fundamental change in the corporate or equivalent structure of any issuer of Pledged Stock, the right to deposit and deliver any Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it; provided, however, that the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(d) In order to permit the Collateral Agent to exercise the voting and other consensual rights that it may be entitled to exercise pursuant hereto after an Event of Default has occurred and is continuing and to receive all dividends and other distributions that it may be entitled to receive hereunder, (i) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all such proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (ii) without limiting the effect of clause (i) above, such Grantor hereby grants to the Collateral Agent an irrevocable proxy to vote all or any part of the Pledged Collateral and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Collateral would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Collateral on the record books of the issuer thereof) by any other person (including the issuer of such Pledged Collateral or any officer or agent thereof) during the continuance of an Event of Default.

(e) Each Grantor hereby expressly authorizes and instructs each issuer of any Pledged Collateral constituting Collateral pledged hereunder by such Grantor to (i) comply with any instruction received by it from the Collateral Agent in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that such issuer shall be fully protected in so complying and (ii) unless otherwise expressly permitted hereby, pay any dividend or other payment with respect to such Pledged Collateral directly to the Collateral Agent.

(f) The Collateral Agent shall have the right at any time following the occurrence and during the continuance of an Event of Default, in its discretion and without notice to the Grantor, to transfer to or to register in its name or in the name of its nominees any Investment Related Property constituting Collateral;

(g) The Collateral Agent shall have the right at any time following the occurrence and during the continuance of an Event of Default, to exchange any certificate or instrument representing or evidencing any Investment Related Property constituting Collateral for certificates or instruments of smaller or larger denominations.

7.6 Receivables.

(a) In addition to, and not in substitution for, any similar requirement in the Credit Agreement, subject to the terms of the Intercreditor Agreement, if required by the Collateral Agent at any time during the continuance of an Event of Default and upon the exercise of remedies pursuant to this Section 7, any payment of Receivables, when collected by any Grantor, shall be forthwith deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent, in an Approved Deposit Account or a Cash Collateral Account, subject to withdrawal by the Collateral Agent as provided in Section 7.8).

(b) Subject to the terms of the Intercreditor Agreement, at the Collateral Agent’s request, during the continuance of an Event of Default and upon the exercise of remedies pursuant to this Section 7, the Collateral Agent may notify, or require any Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Collateral Agent to be applied to the Secured Obligations in the order of priority set forth in the Credit Agreement.

(c) Subject to the terms of the Intercreditor Agreement, at the Collateral Agent’s request, during the continuance of an Event of Default, the Collateral Agent may enforce, at the expense of such Grantor, collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done.

(d) Subject to the terms of the Intercreditor Agreement, at the Collateral Agent’s request, during the continuance of an Event of Default, upon the exercise of remedies pursuant to this Section 7 and subject to the Intercreditor Agreement, each Grantor shall deliver to the Collateral Agent all available original and other documents evidencing, and relating to, the agreements and transactions that gave rise to the payments in respect of Receivables, including all available original orders, invoices and shipping receipts.

(e) Subject to the terms of the Intercreditor Agreement, the Collateral Agent may, upon notice, at any time during the continuance of an Event of Default and upon the exercise of remedies pursuant to this Section 7, limit or terminate the authority of a Grantor to collect its amounts with respect to Receivables.

(f) Subject to the terms of the Intercreditor Agreement, the Collateral Agent in its own name or in the name of others may at any time during the continuance of an Event of Default communicate, in coordination with the applicable Grantor, with Account Debtors to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any amounts due with respect to any Receivable.

(g) Upon the request of the Collateral Agent at any time during the continuance of an Event of Default and upon the exercise of remedies pursuant to this Section 7, each Grantor shall notify Account Debtors that the Receivables have been collaterally assigned to the Collateral Agent and that payments in respect thereof shall be made directly to the Collateral Agent. In addition, the Collateral Agent may at any time during the continuance of an Event of Default (A) enforce such Grantor’s rights against such Account Debtors and (B) notify, or require any Grantor to notify, any Account Debtor of the Collateral Agent’s security interest in the Receivables and any Supporting Obligation and use commercially reasonable efforts to keep in full force and effect any Supporting Obligation or Collateral Support relating to any Receivable.

(h) Anything herein to the contrary notwithstanding, each Grantor shall remain liable for payments in respect of Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any agreement giving rise to a payment in respect of a Receivable by reason of or arising out of this Agreement or the receipt by the Collateral Agent nor any other Secured Party of any payment relating thereto, nor shall the Collateral Agent nor any other Secured Party be obligated in any manner to perform any obligation of any Grantor under or pursuant to any agreement giving rise to a payment in respect of a Receivable, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

7.7 Intellectual Property.

(a) Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default and upon the exercise of remedies pursuant to this Section 7, subject to the terms of the Intercreditor Agreement:

(i) the Collateral Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Collateral Agent or otherwise, in the Collateral Agent’s sole discretion, to enforce any Intellectual Property, in which event such Grantor shall, at the request of the Collateral Agent, do any and all lawful acts and execute any and all documents required by the Collateral Agent in aid of such enforcement and such Grantor shall promptly reimburse and indemnify the Collateral Agent as provided in Section 10.04 of the Credit Agreement in connection with the exercise of its rights under this Section, and, to the extent that the Collateral Agent shall elect not to bring suit to enforce any Intellectual Property as provided in this Section, each Grantor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement or other violation of any of such Grantor’s rights in the Material Intellectual Property by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing as shall be necessary to prevent such infringement or violation;

(ii) upon written demand from the Collateral Agent, each Grantor shall grant, assign, convey or otherwise transfer to the Collateral Agent or such Collateral Agent’s designee all of such Grantor’s right, title and interest in and to the Material Intellectual Property and shall execute and deliver to the Collateral Agent such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement;

(iii) each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that the Collateral Agent (or any Secured Party) receives cash proceeds in respect of the sale of, or other realization upon, the Material Intellectual Property;

(iv) the Collateral Agent shall have the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of the Material Intellectual Property, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Collateral Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done; and

(v) all amounts and proceeds (including checks and other instruments) received by Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to the Collateral Agent in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 7.8 hereof.

(b) If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to the Collateral Agent of any rights, title and interests in and to the Intellectual Property shall have been previously made and shall have become absolute and effective, and (iv) the Secured Obligations shall not then be immediately due and payable, upon the written request of any Grantor, the Collateral Agent shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to the Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by the Collateral Agent; provided, after giving effect to such reassignment, the Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect; and provided further, the rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of the Collateral Agent and the Secured Parties.

(c) Solely for the purpose of enabling the Collateral Agent to exercise rights and remedies under this Section 7 and at such time as the Collateral Agent shall be lawfully entitled, and permitted under the Loan Documents, to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent, to the extent it has the right to do so, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use, operate under, license, or sublicense any Material Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located.

7.8 Cash Proceeds. If an Event of Default has occurred and is continuing and upon the request of the Collateral Agent, in addition to the rights of the Collateral Agent specified in Section 4.3 with respect to payments of Receivables, all proceeds of any Collateral received by any Grantor consisting of cash, checks and other non-cash items (collectively, “Cash Proceeds”) shall be held by such Grantor in trust for the Collateral Agent, and deposited in the Cash Collateral Account or a Deposit Account subject to an effective Deposit Account Control Agreement or otherwise be segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, unless otherwise provided pursuant to the Intercreditor Agreement, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required) and held by the Collateral Agent in the Collateral Account. Subject to the terms of the Intercreditor Agreement, any Cash Proceeds received by the Collateral Agent (whether from a Grantor or otherwise) shall be applied by the Collateral Agent in the manner prescribed by the Credit Agreement.

SECTION 8. COLLATERAL AGENT.

The Collateral Agent has been appointed to act as Collateral Agent hereunder by Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement, the Credit Agreement and the Intercreditor Agreement. In furtherance of the foregoing provisions of this Section, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of Secured Parties in accordance with the terms of this Section. The Collateral Agent may resign in accordance with the terms of the Credit Agreement.

SECTION 9. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.

This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the payment in full of all Secured Obligations (other than contingent indemnity obligations not then due and payable), be binding upon each Grantor, its successors and permitted assigns, and inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its successors, permitted transferees and permitted assigns. Upon the payment in full of all Secured Obligations (other than contingent indemnity obligations not then due and payable) and to the extent otherwise contemplated by Section 9.11 of the Credit Agreement, the security interest granted hereby shall, subject to Section 11.6 hereof, automatically terminate hereunder and of record and all rights to the Collateral shall revert to Grantors. Upon any such termination the Collateral Agent shall, at Grantors’ expense, execute and deliver to Grantors or otherwise authorize the filing of such documents as Grantors shall reasonably request, including financing statement amendments to evidence such termination. Upon any disposition of property permitted by the Credit Agreement (other than any such disposition to another Grantor), the Liens granted herein shall be deemed to be automatically released and such property shall automatically revert to the applicable Grantor with no further action on the part of any Person. The Collateral Agent shall, at Grantor’s expense, execute and deliver or otherwise authorize the filing of such documents as Grantors shall reasonably request, in form and substance reasonably satisfactory to the Collateral Agent, including financing statement amendments to evidence such release.

SECTION 10. STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. If any Grantor fails to perform any agreement contained herein beyond the expiration of any applicable cure or grace period pursuant to Section 8.01 of the Credit Agreement, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by each Grantor under Section 10.04 of the Credit Agreement.

SECTION 11. MISCELLANEOUS.

11.1 Notices. Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 10.02 of the Credit Agreement.

11.2 Independent Effect. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

11.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and Grantors and their respective successors and permitted assigns.

11.4 No Assignment. No Grantor shall, without the prior written consent of the Collateral Agent given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder other than in connection with a transaction permitted by the Credit Agreement.

11.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission, electronic mail or by posting on the Platform shall be as effective as delivery of a manually executed counterpart hereof.

11.6 Reinstatement. Each Grantor further agrees that, if any payment made by any Loan Party or other Person and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of Collateral are required to be returned by any Secured Party to such Loan Party, its estate, trustee, receiver or any other party, including any Grantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender, such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of any Grantor in respect of the amount of such payment.

11.7 Other Agreements. This Agreement and each other Loan Documents are subject to the terms and conditions set forth in the Intercreditor Agreement in all respects and, in the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of Intercreditor Agreement shall govern. Notwithstanding anything herein to the contrary, the Lien and security interest granted to the Administrative Agent pursuant to any Loan Document and the exercise of any right or remedy in respect of the Collateral by the Administrative Agent hereunder or under any other Loan Document are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement, this Agreement and any other Loan Document, the terms of the Intercreditor Agreement shall govern and control with respect to any right or remedy. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies with respect to the Collateral of the Administrative Agent (and the Secured Parties) shall be subject to the terms of the Intercreditor Agreement, and no Loan Party shall be required hereunder or under any Loan Document to take any action with respect to the Collateral that is inconsistent with such Loan Parties’ obligations under the ABL Credit Agreement. The Administrative Agent may not require any Loan Party to take any action with respect to the creation, perfection or priority of its security interest, whether pursuant to the express terms hereof or of any other Loan Document or pursuant to the further assurance provisions hereof or any other Loan Document, to the extent that such action would be violative of the Intercreditor Agreement or such Loan Party’s obligations under the ABL Credit Agreement. The delivery of any Collateral to the collateral agent under the ABL Credit Agreement pursuant to the ABL Credit Agreement shall satisfy any delivery requirement hereunder or under any other Loan Document to the extent that such delivery is consistent with the terms of the Intercreditor Agreement.

11.8 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

CEDAR I HOLDING COMPANY, INC. CEDAR I MERGER SUB, INC.

By:	/s/ Claudius E. Watts, IV
Name: Claudius E. Watts, IV
Title: President

Signature Page to Term Loan Pledge and Security Agreement

COMMSCOPE, INC. OF NORTH CAROLINA CONNECTIVITY SOLUTIONS MANUFACTURING, INC. CABLE TRANSPORT, INC. ANDREW LLC ANDREW SYSTEMS INC. ALLEN TELECOM LLC VEXTRA TECHNOLOGIES, LLC

By:	/s/ Frank B. Wyatt, II
Name: Frank B. Wyatt, II
Title: Senior Vice President

Signature Page to Term Loan Pledge and Security Agreement

COMMSCOPE, INC.

By:	/s/ Jearld L. Leonhardt
Name: Jearld L. Leonhardt
Title: Executive Vice President and Chief Financial Officer

Signature Page to Term Loan Pledge and Security Agreement

JPMORGAN CHASE BANK, N.A., as the Collateral Agent

By:	/s/ Peter B. Thauer
Name: Peter B. Thauer
Title: Executive Director

Signature Page to Term Loan Pledge and Security Agreement